Exhibit 99.1
FOR IMMEDIATE RELEASE

Blue Foundry Bancorp Reports Third Quarter 2024 Results

RUTHERFORD, NJ, October 23, 2024 — Blue Foundry Bancorp (NASDAQ:BLFY) (the “Company”), the holding company for Blue Foundry Bank (the “Bank”), today reported a net loss of $4.0 million, or $0.19 per diluted common share, for the three months ended September 30, 2024, compared to net loss of $2.3 million, or $0.11 per diluted common share, for the three months ended June 30, 2024, and a net loss of $1.4 million, or $0.06 per diluted common share, for the three months ended September 30, 2023.
James D. Nesci, President and Chief Executive Officer, commented, “The Company continues to maintain its strong capital position and access to liquidity. We executed on our share repurchase program and increased our tangible book value to $14.74 per share.”
Mr. Nesci also noted, “Deposit growth continued in the third quarter. Increases in our construction and commercial and industrial portfolios drove loan growth during the third quarter as we remain focused on growing our commercial portfolio. Credit quality remained strong highlighted by a 17% improvement in non-performing loans. Our 84 basis point allowance for credit losses now covers non-performing loans by over 2.5 times.”
Highlights for the third quarter of 2024:
•Deposits increased $7.5 million to $1.32 billion compared to the prior quarter.
•Uninsured deposits to third-party customers totaled approximately 12% of total deposits as of September 30, 2024.
•Interest income for the quarter was $21.5 million, an increase of $240 thousand, or 1.1%, compared to the prior quarter.
•Interest expense for the quarter was $12.4 million, an increase of $726 thousand, or 6.2%, compared to the prior quarter.
•Net interest margin decreased 14 basis points from the prior quarter to 1.82%.
•Provision for credit losses of $248 thousand was primarily due to the increase in unused lines of credit partially offset by releases of provision for loans of $5 thousand and for securities of $11 thousand.
•Book value per share was $14.76 and tangible book value per share was $14.74. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•521,685 shares were repurchased under our share repurchase plans at a weighted average share price of $10.52 per share.
Loans
The Company continues to focus on diversifying its lending portfolio by growing its commercial portfolios. While total loans decreased by $9.7 million during the first nine months of 2024, our construction portfolio increased by $19.7 million and our commercial real estate portfolio increased by $9.2 million, of which $7.1 million was on owner-occupied properties. In addition, our consumer and other loans increased by $7.7 million as we took advantage of an opportunity to participate in a consumer loan participation at an attractive rate with credit enhancements. The residential and multifamily portfolios decreased by $34.2 million and $16.3 million, respectively.

The details of the loan portfolio are below:

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(In thousands)
Residential	$516,754	$526,453	$540,427	$550,929	$567,384
Multifamily	666,304	671,185	671,011	682,564	689,966
Commercial real estate	241,711	241,867	244,207	232,505	236,325
Construction	80,081	71,882	63,052	60,414	45,064
Junior liens	24,174	23,653	22,052	22,503	22,297
Commercial and industrial	14,228	12,261	13,372	11,768	9,904
Consumer and other	7,731	83	56	47	50
Total loans	1,550,983	1,547,384	1,554,177	1,560,730	1,570,990
Less: Allowance for credit losses	13,012	13,027	13,749	14,154	13,872
Loans receivable, net	$1,537,971	$1,534,357	$1,540,428	$1,546,576	$1,557,118
Deposits
As of September 30, 2024, deposits totaled $1.32 billion, an increase of $73.8 million, or 5.93%, from December 31, 2023, mostly due to the increases of $104.6 million in time deposits partially offset by decreases in savings, non-interest bearing deposits and NOW and demand accounts of $21.8 million, $5.5 million and $3.6 million, respectively. The Company’s strategy is to focus on attracting the full banking relationship of small- to medium-sized businesses through an extensive suite of deposit products. While there is strong competition for deposits in the northern New Jersey market, we were able to increase customer deposits during the quarter. Brokered deposits remain unchanged since year end 2023.
The details of deposits are below:

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(In thousands)
Non-interest bearing deposits	$22,254	$24,733	$25,342	$27,739	$23,787
NOW and demand accounts	357,503	368,386	373,172	361,139	378,268
Savings	237,651	246,559	250,298	259,402	278,665
Core deposits	617,408	639,678	648,812	648,280	680,720
Time deposits	701,262	671,478	642,372	596,624	572,384
Total deposits	$1,318,670	$1,311,156	$1,291,184	$1,244,904	$1,253,104
Financial Performance Overview:
Third quarter of 2024 compared to the second quarter of 2024
Net interest income compared to the second quarter of 2024:
•Net interest income was $9.1 million for the three months ended September 30, 2024 compared to $9.6 million for the second quarter of 2024 as the increase in interest paid on interest-bearing liabilities outpaced the increase in interest received on interest-earning assets.
•Net interest margin decreased by 14 basis points to 1.82%.
•The yield on average interest-earning assets decreased five basis points to 4.32%, while the cost of average interest-bearing liabilities increased nine basis points to 3.03%.
•Average interest-earning assets increased by $20.9 million and average interest-bearing liabilities increased by $29.3 million.

Non-interest income compared to the second quarter of 2024:
•Non-interest income decreased $149 thousand primarily due the absence of the gain of $123 thousand on the sale of REO property, which was recorded in the second quarter.
Non-interest expense compared to the second quarter of 2024:
•Non-interest expense increased $52 thousand primarily driven by increases in professional fees, data processing expense and FDIC insurance premiums of $190 thousand, $77 thousand and $42 thousand, respectively, partially offset by decreases of $329 thousand in compensation and benefits expenses and $32 thousand in occupancy and equipment.
Income tax expense compared to the second quarter of 2024:
•The Company did not record a tax benefit for the losses incurred during the third quarter of 2024 and the second quarter of 2024 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At September 30, 2024, the valuation allowance on deferred tax assets was $22.2 million.
Third quarter of 2024 compared to the third quarter of 2023
Net interest income compared to the third quarter of 2023:
•Net interest income was $9.1 million for the three months ended September 30, 2024 compared to $9.9 million for the same period in 2023. The decrease was largely due to increases in rates paid on interest-bearing liabilities, which outpaced rates received on interest-earning assets.
•Net interest margin decreased by 12 basis points to 1.82%.
•The yield on average interest-earning assets increased 35 basis points to 4.32%, while the cost of average interest-bearing liabilities increased 54 basis points to 3.03%.
•Average interest-earning assets decreased by $32.6 million and average interest-bearing liabilities decreased by $4.1 million. Average FHLB advances decreased by $48.3 million, while average interest-bearing deposits increased by $44.1 million.
Non-interest expense compared to the third quarter of 2023:
•Non-interest expense was $13.3 million, an increase of $873 thousand driven by increases of $666 thousand, $167 thousand and $126 thousand in compensation and benefits expenses, professional services and occupancy and equipment expenses, respectively, partially offset by decreases of $61 thousand in data processing and $27 thousand in FDIC insurance premiums.
Income tax expense compared to the third quarter of 2023:
•The Company did not record a tax benefit for the losses incurred during the third quarters of 2024 and 2023 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At September 30, 2024, the valuation allowance on deferred tax assets was $22.2 million.
Nine Months Ended September 30, 2024 compared to the nine months ended September 30, 2023
Net interest income compared to the nine months ended September 30, 2023:
•Net interest income was $28.1 million, a decrease of $4.6 million.
•Net interest margin decreased 28 basis points to 1.90%.
•The yield on average interest-earning assets increased 39 basis points to 4.30% while the cost of average interest-bearing liabilities increased 78 basis points to 2.93%.
•Average interest-earning assets decreased by $39.1 million and average interest-bearing deposits increased by $37.0 million.
•Average borrowings decreased by $43.3 million.

Non-interest income compared to the nine months ended September 30, 2023:
•Non-interest income increased $141 thousand primarily due to the gain on the sale of REO property during the second quarter of 2024.
Non-interest expense compared to the nine months ended September 30, 2023:
•Non-interest expense was $39.7 million, an increase of $705 thousand.
•Compensation and benefits expense increased by $938 thousand and occupancy and equipment costs increased by $474 thousand. These increases were partially offset by decreases of $475 thousand and $224 thousand for data processing expense and fees for professional services, respectively.
Income tax expense compared to the nine months ended September 30, 2023:
•The Company did not record a tax benefit for the losses incurred during the nine months ended September 30, 2024 and 2023 due to the full valuation allowance required on its deferred tax assets.
•The Company’s current tax position reflects the previously established full valuation allowance on its deferred tax assets. At September 30, 2024, the valuation allowance on deferred tax assets was $22.2 million.
Balance Sheet Summary:
September 30, 2024 compared to December 31, 2023
Cash and cash equivalents:
•Cash and cash equivalents increased $30.1 million to $76.1 million.
Securities available-for-sale:
•Securities available-for-sale increased $7.0 million to $290.8 million due to the decrease in unrealized losses of $7.8 million. The favorable impact of the change in the unrealized loss position was partially offset as maturities, calls and paydowns outpaced purchases during the period.
Other investments:
•Other investments decreased $2.1 million due to a decrease in FHLB stock as a result of a reduction in FHLB borrowings.
Total loans:
•Total loans held for investment decreased $9.7 million to $1.55 billion.
•Residential loans and multifamily loans decreased $34.2 million and $16.3 million, respectively, partially offset by increases in construction loans of $19.7 million, commercial real estate loans of $9.2 million and consumer loans of $7.7 million to further diversify our loan portfolio.
•The Company purchased a consumer loan participation of $8.0 million and residential loans totaling $7.8 million during the third quarter.
Deposits:
•Deposits totaled $1.32 billion, an increase of $73.8 million from December 31, 2023. This was largely the result of a $104.6 million increase in certificate of deposits.
•Core deposits (defined as non-interest bearing checking, NOW and demand accounts and savings accounts) represented 46.8% of total deposits, compared to 52.1% at December 31, 2023.
•Brokered deposits totaled $125.0 million at both September 30, 2024 and December 31, 2023.
•Uninsured and uncollateralized deposits to third-party customers were $159.6 million, or 12% of total deposits, at the end of the third quarter.
Borrowings:
•FHLB borrowings decreased $49.0 million to $348.5 million as deposit growth outpaced asset growth.
•As of September 30, 2024, the Company had $255.7 million of additional borrowing capacity at the FHLB and $78.2 million of other unsecured lines of credit.

Capital:
•Shareholders’ equity decreased $16.3 million to $339.3 million. The decrease was primarily driven by the repurchase of shares, including net shares, at a cost of $14.4 million. Additionally, the year-to-date loss, partially offset by favorable changes in accumulated other comprehensive income, also contributed to the decrease.
•Tangible equity to tangible assets was 16.50% and tangible common equity per share outstanding was $14.74. See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
•The Bank’s capital ratios remain above the FDIC’s “well capitalized” standards.
Asset quality:
•As of September 30, 2024, the allowance for credit losses (“ACL”) on loans as a percentage of gross loans was 0.84%.
•The Company recorded a provision for credit losses of $248 thousand for the third quarter of 2024 and a net release of provision for credit losses of $1.0 million for the nine months ended September 30, 2024. For the third quarter of 2024, there was a provision of $264 thousand in the ACL for off-balance-sheet commitments, offset by a release of $5 thousand in the ACL for loans and $11 thousand in the ACL for held-to-maturity securities. For the nine months ended September 30, 2024, there was a release of $1.1 million in the ACL for loans and $36 thousand in the ACL for held-to-maturity securities, offset by a provision of $94 thousand in the ACL for off-balance-sheet commitments. The release was driven by the impact of the economic forecasts for the key drivers of our loan segments partially offset by an increase in off-balance-sheet commitments.
•Non-performing loans totaled $5.1 million, or 0.33% of total loans compared to $5.9 million, or 0.38% of total loans at December 31, 2023.
•Net charge-offs were $11 thousand and $36 thousand for the three and nine months ended September 30, 2024, respectively.
•Ratio of allowance for credit losses on loans to non-performing loans was 252.86% at September 30, 2024 compared to 239.98% at December 31, 2023.
About Blue Foundry
Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with a presence in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.
Conference Call Information
A conference call covering Blue Foundry’s third quarter 2024 earnings announcement will be held today, Wednesday, October 23, 2024 at 11:00 a.m. (EDT). To listen to the live call, please dial 1-833-470-1428 (toll free) or +1-404-975-4839 (international) and use access code 725750. The webcast (audio only) will be available on ir.bluefoundrybank.com. The conference call will be recorded and will be available on the Company’s website for one month.
Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900

Forward Looking Statements
Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.
Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of financial instruments or our level of loan originations, or increase in the level of defaults, losses and prepayments on loans we have made and make; general economic conditions, either nationally or in our market areas, that are worse than expected; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums; changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; a failure or breach of our operational or security systems or infrastructure, including cyber-attacks; the inability of third party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related there to; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; the current or anticipated impact of military conflict, terrorism or other geopolitical events; the ability of the U.S. Government to manage federal debt limits; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Financial Condition

	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
	(unaudited)	(unaudited)	(unaudited)	(audited)
	(Dollars in Thousands)
ASSETS
Cash and cash equivalents	$76,109	$60,262	$53,753	$46,025
Securities available-for-sale, at fair value	290,806	297,790	265,191	283,766
Securities held to maturity	33,119	33,169	33,217	33,254
Other investments	18,203	17,942	17,908	20,346
Loans, net	1,537,971	1,534,357	1,540,428	1,546,576
Real estate owned, net	—	—	593	593
Interest and dividends receivable	8,386	7,882	8,001	7,595
Premises and equipment, net	30,161	30,858	31,696	32,475
Right-of-use assets	24,190	24,596	24,454	25,172
Bank owned life insurance	22,399	22,274	22,153	22,034
Other assets	13,749	16,322	30,393	27,127
Total assets	$2,055,093	$2,045,452	$2,027,787	$2,044,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$1,318,670	$1,311,156	$1,291,184	$1,244,904
Advances from the Federal Home Loan Bank	348,500	342,500	342,500	397,500
Advances by borrowers for taxes and insurance	9,909	9,875	9,368	8,929
Lease liabilities	25,870	26,243	26,081	26,777
Other liabilities	12,845	10,081	8,498	11,213
Total liabilities	1,715,794	1,699,855	1,677,631	1,689,323
Shareholders’ equity	339,299	345,597	350,156	355,640
Total liabilities and shareholders’ equity	$2,055,093	$2,045,452	$2,027,787	$2,044,963

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Statements of Operations
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended			Nine months ended
	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
	(Dollars in thousands)
Interest income:
Loans	$17,646	$17,570	$16,728	$52,408	$48,778
Taxable investment income	3,850	3,686	3,339	11,150	9,663
Non-taxable investment income	36	36	106	108	329
Total interest income	21,532	21,292	20,173	63,666	58,770
Interest expense:
Deposits	9,712	9,132	7,034	27,257	16,361
Borrowed funds	2,733	2,587	3,263	8,332	9,686
Total interest expense	12,445	11,719	10,297	35,589	26,047
Net interest income	9,087	9,573	9,876	28,077	32,723
Provision for (release of) credit losses	248	(762)	(717)	(1,049)	(597)
Net interest income after provision for (release of) credit losses	8,839	10,335	10,593	29,126	33,320
Non-interest income:
Fees and service charges	272	296	291	897	833
Gain on sale of loans	—	—	—	36	159
Other income	115	240	78	441	241
Total non-interest income	387	536	369	1,374	1,233
Non-interest expense:
Compensation and employee benefits	7,306	7,635	6,640	22,490	21,552
Occupancy and equipment	2,230	2,262	2,104	6,684	6,210
Data processing	1,412	1,335	1,473	4,134	4,609
Advertising	87	52	85	211	234
Professional services	813	623	646	2,166	2,390
Federal deposit insurance	236	194	263	629	599
Other	1,183	1,114	1,183	3,410	3,425
Total non-interest expense	13,267	13,215	12,394	39,724	39,019
Loss before income tax expense	(4,041)	(2,344)	(1,432)	(9,224)	(4,466)
Income tax expense	—	—	—	—	—
Net loss	$(4,041)	$(2,344)	$(1,432)	$(9,224)	$(4,466)
Basic loss per share	$(0.19)	$(0.11)	$(0.06)	$(0.43)	$(0.18)
Diluted loss per share	$(0.19)	$(0.11)	$(0.06)	$(0.43)	$(0.18)
Weighted average shares outstanding
Basic	21,263,482	21,735,002	23,278,490	21,695,895	24,289,599
Diluted (1)	21,263,482	21,735,002	23,278,490	21,695,895	24,289,599
(1) The assumed vesting of outstanding restricted stock units had an antidilutive effect on diluted earnings per share due to the Company’s net loss for the 2024 and 2023 periods.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands Except Per Share Data) (Unaudited)

	Three months ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(Dollars in thousands)
Performance Ratios (%):
Return on average assets	(0.79)	(0.47)	(0.56)	(0.57)	(0.27)
Return on average equity	(4.68)	(2.71)	(3.23)	(3.25)	(1.55)
Interest rate spread (1)	1.29	1.43	1.40	1.33	1.48
Net interest margin (2)	1.82	1.96	1.92	1.84	1.94
Efficiency ratio (3) (4)	140.04	130.73	134.19	128.41	120.98
Average interest-earning assets to average interest-bearing liabilities	121.37	122.28	122.50	122.93	123.05
Tangible equity to tangible assets (4)	16.50	16.88	17.25	17.37	17.07
Book value per share (5)	$14.76	$14.70	$14.61	$14.51	$14.27
Tangible book value per share (4)(5)	$14.74	$14.69	$14.60	$14.49	$14.24

Asset Quality:
Non-performing loans	$5,146	$6,208	$6,691	$5,898	$6,139
Real estate owned, net	—	—	593	593	593
Non-performing assets	$5,146	$6,208	$7,284	$6,491	$6,732
Allowance for credit losses to total loans (%)	0.84	0.84	0.88	0.91	0.88
Allowance for credit losses to non-performing loans (%)	252.86	209.84	205.48	239.98	225.97
Non-performing loans to total loans (%)	0.33	0.40	0.43	0.38	0.39
Non-performing assets to total assets (%)	0.25	0.30	0.36	0.32	0.33
Net charge-offs to average outstanding loans during the period (%)	—	—	—	—	0.01

(1) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income divided by average interest-earning assets.
(3) Efficiency ratio represents adjusted non-interest expense divided by the sum of net interest income plus non-interest income.
(4) See the “Supplemental Information - Non-GAAP Financial Measures” tables below for additional information regarding our non-GAAP measures.
(5) September 30, 2024 per share metrics computed using 22,990,908 total shares outstanding.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Three Months Ended,
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,548,962	$17,646	4.53%	$1,550,736	$17,570	4.56%	$1,577,173	$16,728	4.21%
Mortgage-backed securities	181,596	1,186	2.60%	167,219	960	2.31%	170,326	840	1.96%
Other investment securities	173,008	1,527	3.51%	175,394	1,688	3.87%	194,953	1,507	3.07%
FHLB stock	17,666	406	9.15%	17,223	447	10.44%	21,047	456	8.60%
Cash and cash equivalents	61,507	767	4.96%	51,290	627	4.92%	51,884	642	4.91%
Total interest-earning assets	1,982,739	21,532	4.32%	1,961,862	21,292	4.37%	2,015,383	20,173	3.97%
Non-interest earning assets	61,787			56,826			58,042
Total assets	$2,044,526			$2,018,688			$2,073,425
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$598,048	1,925	1.28%	$611,931	1,955	1.28%	$684,228	2,123	1.23%
Time deposits	688,570	7,787	4.50%	655,755	7,177	4.40%	558,252	4,911	3.49%
Interest-bearing deposits	1,286,618	9,712	3.00%	1,267,686	9,132	2.90%	1,242,480	7,034	2.25%
FHLB advances	347,076	2,733	3.13%	336,742	2,587	3.09%	395,359	3,263	3.27%
Total interest-bearing liabilities	1,633,694	12,445	3.03%	1,604,428	11,719	2.94%	1,637,839	10,297	2.49%
Non-interest bearing deposits	23,421			25,076			25,540
Non-interest bearing other	43,713			41,061			44,628
Total liabilities	1,700,828			1,670,565			1,708,007
Total shareholders' equity	343,698			348,123			365,418
Total liabilities and shareholders' equity	$2,044,526			$2,018,688			$2,073,425
Net interest income		$9,087			$9,573			$9,876
Net interest rate spread (2)			1.29%			1.43%			1.48%
Net interest margin (3)			1.82%			1.96%			1.94%
(1) Average loan balances are net of deferred loan fees and costs, premiums and discounts and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Analysis of Net Interest Income
(Dollars in Thousands) (Unaudited)

	Nine Months Ended September 30,
	2024			2023
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
	(Dollars in thousands)
Assets:
Loans (1)	$1,551,734	$52,408	4.50%	$1,571,204	$48,778	4.15%
Mortgage-backed securities	169,765	3,022	2.37%	174,742	2,789	2.13%
Other investment securities	177,455	4,867	3.65%	197,522	4,523	3.06%
FHLB stock	18,335	1,345	9.77%	21,343	1,106	6.93%
Cash and cash equivalents	54,810	2,024	4.92%	46,363	1,574	4.54%
Total interest-earning assets	1,972,099	63,666	4.30%	2,011,174	58,770	3.91%
Non-interest earning assets	59,245			56,762
Total assets	$2,031,344			$2,067,936
Liabilities and shareholders' equity:
NOW, savings, and money market deposits	$608,677	$5,816	1.27%	$753,419	$6,350	1.13%
Time deposits	654,639	21,441	4.36%	472,866	10,011	2.83%
Interest-bearing deposits	1,263,316	27,257	2.87%	1,226,285	16,361	1.78%
FHLB advances	352,544	8,332	3.15%	395,800	9,686	3.27%
Total interest-bearing liabilities	1,615,860	35,589	2.93%	1,622,085	26,047	2.15%
Non-interest bearing deposits	24,992			23,092
Non-interest bearing other	42,120			44,572
Total liabilities	1,682,972			1,689,749
Total shareholders' equity	348,372			378,187
Total liabilities and shareholders' equity	$2,031,344			$2,067,936
Net interest income		$28,077			$32,723
Net interest rate spread (2)			1.37%			1.76%
Net interest margin (3)			1.90%			2.18%
(1) Average loan balances are net of deferred loan fees and costs, premiums and discounts and include non-accrual loans.
(2) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income divided by average interest-earning assets.

BLUE FOUNDRY BANCORP AND SUBSIDIARY
Supplemental Information - Non-GAAP Financial Measures
(Unaudited)
This press release contains certain supplemental financial information, described in the table below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Blue Foundry's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Blue Foundry's financial results. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Blue Foundry strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.
Net income, as presented in the Consolidated Statements of Operations, includes the provision for credit losses and income tax expense, while pre-provision net revenue does not.

	Three months ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
	(Dollars in thousands, except per share data)
Pre-provision net revenue and efficiency ratio:
Net interest income	$9,087	$9,573	$9,417	$9,196	$9,876
Other income	387	536	451	572	369
Total revenue	9,474	10,109	9,868	9,768	10,245
Operating expenses	13,267	13,215	13,242	12,543	12,394
Pre-provision net loss	$(3,793)	$(3,106)	$(3,374)	$(2,775)	$(2,149)
Efficiency ratio	140.0%	130.7%	134.2%	128.4%	121.0%

Core deposits:
Total deposits	$1,318,670	$1,311,156	$1,291,184	$1,244,904	$1,253,104
Less: time deposits	701,262	671,478	642,372	596,624	572,384
Core deposits	$617,408	$639,678	$648,812	$648,280	$680,720
Core deposits to total deposits	46.8%	48.8%	50.2%	52.1%	54.3%

Total assets	$2,055,093	$2,045,452	$2,027,787	$2,044,963	$2,101,055
Less: intangible assets	300	386	473	557	644
Tangible assets	$2,054,793	$2,045,066	$2,027,314	$2,044,406	$2,100,411

Tangible equity:
Shareholders’ equity	$339,299	$345,597	$350,156	$355,640	$359,149
Less: intangible assets	300	386	473	557	644
Tangible equity	$338,999	$345,211	$349,683	$355,083	$358,505

Tangible equity to tangible assets	16.50%	16.88%	17.25%	17.37%	17.07%

Tangible book value per share:
Tangible equity	$338,999	$345,211	$349,683	$355,083	$358,505
Shares outstanding	22,990,908	23,505,357	23,958,888	24,509,950	25,174,412
Tangible book value per share	$14.74	$14.69	$14.60	$14.49	14.24